Exhibit 99.1

FOR IMMEDIATE RELEASE	N E W S R E L E A S E

Investor Contact: James J. Pennetti

Unizan Financial Corp.

Executive Vice President and Chief Financial Officer

Telephone: 330.438.1118 or 1.866.235.7203

E-mail address: jpennetti@unizan.com

Media Contact: Sandy K. Upperman

Unizan Financial Corp.

Vice President, Corporate Communications

Telephone: 330.438.4858

E-mail address: supperman@unizan.com

UNIZAN FINANCIAL CORP.’S BOARD APPOINTS NEW DIRECTOR

GENE E. LITTLE, RETIRED TIMKEN COMPANY EXECUTIVE

Canton, Ohio, July 1, 2003 – Unizan Financial Corp. (NASDAQ: UNIZ), today announced the election of Gene E. Little to its board of directors.

“Gene’s solid financial background and expertise will be a positive influence on Unizan Financial Corp.,” said Gary N. Fields, Unizan Financial Corp.’s chairman of the board. “We are very fortunate to have representation of Gene’s caliber on our board. Along with the current board of directors, Gene will play an integral leadership role in driving the future success of Unizan Financial Corp.,” concluded Fields.

Little joins Unizan’s board with more than 35-years of experience with The Timken Company (NYSE: TKR), a leading international manufacturer of highly engineered bearings, alloy and specialty steels and components, and a provider of related products and services. Timken employs 28,000 people in operations in 29 countries. Retiring from the organization in 2002, Little began his career with The Timken Company in 1967 and held various management positions in the areas of sales planning/international; market research; pensions and economics; and finance. In 1992, he was named senior vice president finance and treasurer.

Little graduated with an A.B. in Economics from Kenyon College, Gambier, Ohio; an M.B.A. from Amos Tuck School of Business, Dartmouth College, Hanover, N.H.; and participated in the Summer Executive Program (S.E.P.) at Stanford University Graduate School of Business, Palo Alto, Calif.

Little is active and highly-regarded in the community and currently serves on the board of directors at Aultman Health Foundation and Hospital; he is past chairman of the board. Additionally, he has recently been appointed to the board of directors at Walsh University, Canton. Little previously served on the board of Easco Incorporated, Boardman, Ohio.

Unizan Financial Corp., a $2.8 billion holding company, is a premier financial services organization headquartered in Canton, Ohio. The company operates 45 full-service retail financial centers in five metropolitan markets in Ohio – Canton, Columbus, Dayton, Newark and Zanesville. Through Unizan Financial Corp.’s subsidiaries, Unizan Bank, National Association; Unizan Financial Services Group, National Association; Unizan Banc Financial Services, Inc.; and Unizan Financial Advisors, Inc., the company offers its client base corporate and retail banking, Internet banking and wealth management products and services. Additionally, the company operates niche businesses in government guaranteed loan programs through its business lending centers in Cincinnati, Cleveland, Columbus and Dayton, Ohio; Louisville, Kentucky; Detroit, Michigan; Mt. Arlington, New Jersey; and Indianapolis, Indiana; as well as aircraft lending centers in Columbus; Orlando, Florida; and Sacramento, California. For more information on Unizan Financial Corp. and its subsidiaries, visit the company on the Web at www.unizan.com.